Exhibit 5.1

July 18, 2024

Board of Directors

3017 Bolling Way NE, Floor 2,

Atlanta, Georgia, 30305, USA

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to T Stamp Inc. (the “Company”) with respect to the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register the resale from time to time by a certain stockholder of the Company, as detailed in the Registration Statement (the “Selling Stockholder”) of up to 4,597,701 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”). We refer to the 4,597,701 shares of Class A Common Stock as the “Shares” (and each individually, a “Share”). This opinion letter is being rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement, including the base prospectus that is part of the Registration Statement (the “Prospectus”). The Prospectus provides that it may be supplemented in the future by one or more prospectus supplement (each, a “Prospectus Supplement”).

In connection with the opinion contained herein, we have examined the Registration Statement, the Prospectus, the Third Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the resolutions of the Company’s Board of Directors, as well as all other documents necessary in our estimation to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares to be offered and sold by the Selling Stockholder have been duly authorized and validly issued and are fully paid and nonassessable.

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours Truly,

/s/ CrowdCheck Law, LLP

AS/GHA